Exhibit 10.1

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT, is dated as of September 3, 2024 (this “Agreement”), by and between Freight Technologies, Inc., a British Virgin Islands company (the “Company”) and Freight Opportunities, LLC, a Delaware limited liability company (“Holder” and together with the Company, the “Parties”).

WHEREAS, (i) on January 3, 2023, the Company and Holder entered into that certain Convertible Promissory Note Purchase Agreement (the “January 2023 Purchase Agreement”), pursuant to which Holder was issued a Convertible Promissory Note, in the original principal amount of up to $6,593,407 (the “Convertible Note”), (ii) on March 11, 2024, the Company and Holder entered into that certain Term Note Purchase Agreement (the “April 2024 Purchase Agreement”), pursuant to which Holder was issued a Term Promissory Note, in the original principal amount of $750,000 (the “April Term Note”), and (iii) on June 4, 2024, the Company and Holder entered into that certain Term Note Purchase Agreement (the “June 2024 Purchase Agreement” and together with the January 2023 Purchase Agreement and April 2024 Purchase Agreement, the “Purchase Agreements”), pursuant to which Holder was issued a Term Promissory Note, in the original principal amount of $125,000 (the “June Term Note” and together with the Convertible Note and April Term Note, the “Outstanding Notes”);

WHEREAS, as of August 29, 2024, the amount owing to Holder under the April Term Note and the June Term Note is $905,861.11 and under the Convertible Note is $409,042.39, for a combined total of $1,314,903.50 (the “Loan Amount”); and

WHEREAS, the Company and Holder now desire to cancel the Loan Amount, in consideration of the preservation of available cash of the Company, in view of the increase of pro forma valuation of the ordinary shares of the Company, and the resulting value that such increased pro forma valuation would have for Holder (the “Pro Forma Consideration”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Holder hereby agrees to the cancellation of the Outstanding Notes in consideration for the Pro Forma Consideration. Pursuant to the terms hereof, Holder acknowledges and agrees that the Loan Amount shall no longer be outstanding.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Holder that:

(a) the Company is a company duly organized, validly existing and in good standing under the laws of the State of the British Virgin Islands; and

(b) all action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof. This Agreement has been validly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against them in accordance with their terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company that:

(a) Holder is a legal person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) all actions on the part of Holder necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof; this Agreement is validly authorized, executed and delivered by Holder and constitutes the legal, valid and binding obligations of Holder, enforceable against Holder in accordance with its terms, except as such enforcement may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(c) Holder understands and acknowledges that, upon its execution of this Agreement, any and all funds due and owing to it under the Outstanding Notes will be automatically extinguished, without further action on the part of the Company or Holder, and Holder releases the Company from any and all obligations of the Company to Holder under the Outstanding Notes owed to it; without limiting the generality of the preceding sentence, Holder hereby surrenders and waives all rights that it has in respect of all of its Outstanding Notes.

4. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

(b) Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto.

(c) Successors. This Agreement will inure to the benefit of any successor in interest to a party or any person that after the date hereof may acquire any subsidiary or division of a party.

(d) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

FREIGHT TECHNOLOGIES, INC.

By:	/s/ Donald Quinby
Name:	Donald Quinby
Title:	Chief Financial Officer

FREIGHT OPPORTUNITIES, LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner